Exhibit 99.1

Inova Technology Unveils 'mi-UHF', the Industry's First Hand-Held Data Capture Unit With Integrated Magnetic Stripe, UHF-RFID and Barcode Readers With GPRS Capability

Inova Technology, Inc. (OTC Bulletin Board:INVA.ob - News) today said that its wholly owned subsidiary, RightTag Inc., a leading provider of the RFID equipment, is announcing the availability of the industry's first hand-held, lightweight, battery operated unit that has 3 different built-in readers to support magnetic cards, RFID technology, and both 2D and 1D barcodes.  The new device, "mi-UHF" offers users greater flexibility by eliminating the need for multiple readers for different media types and there are no cumbersome wires. This novel device offers full GPRS capability enabling users to have real-time access to their data.

The "mi-UHF" integrated barcode reader supports 1D (JAN, EAN, Code 39, EAN 128) and 2D (QR Code, PDF417, DataMartix) barcodes. The built-in UHF RFID scanner is easy-to-use and can transmit data from any Gen2 tags. "mi's" magnetic card reader can read triple track "IntelliHead," with AGC (Automatic Gain Control) and wide range of card swipe speeds – from 3 ips to 100 ips (7 cm/s to 250 cm/s).  "mi" also features quad-band GSM/EGPRS modem for real time wireless transfer of captured data to the a RightTag web portal,  providing live-time data feeds through standard xml web services.

"With the 'mi-UHF,' companies now have access to a flexible and reliable wireless device that can be used to scan most available media types," said Harish Chander, CEO, RightTag. "Moreover, 'mi' gives users instant access to their field-scanned data from anywhere in the globe."

"mi-UHF" is a small and innovative reader that is ideal for asset tracking, event management, security and access control, as well as cashless payments, point-of-sale and library applications.

Availability

"mi-UHF" will be available in June 2010.

Inova Technology also announced it will be represented at RFID Journal LIVE! 2010, the eighth annual conference and exhibit for the RFID industry this week in Orlando, Florida.

About RightTag Inc.

RightTag, an Inova Technology company, founded in 2003, is a leading manufacturer of standards compliant RFID equipment and related application software. RightTag helps companies to come up with the cost effective AIDC (Automatic Identification and Data Capture) solutions. RightTag makes it easier for the companies to automate processes thus improving the management of tracked objects and streamline the planning and operations which support those efforts. With RightTag, businesses can lower operation cost through user of automation with smart RFID technology. With the addition of the "mi-UHF," they have again set new standards for the industry. The company is headquartered in Santa Monica, California. For more information, please visit http://www.righttag.com/

Media Contact:
Jerri Alexander, Vice President Marketing
RightTag Inc.,
406-556-4390
Fax: 406-556-4301 www.trakkers.com
jerri@trakkers.com